Exhibit 10(y)
EMPLOYMENT AGREEMENT
          THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of December 30, 2008, by and between David M. Carroll (the “Executive”) and Wells Fargo & Company, a Delaware corporation (the “Company”).
WITNESSETH THAT:
          The Company has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the dedication of the Executive following the transaction (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of October 3, 2008, between the Company and Wachovia Corporation (“Wachovia”) (the “Merger Agreement”), and the Company and the Executive have further agreed to the principal terms of the Executive’s employment with the Company effective as of the “Effective Date” (as defined below). Therefore, in order to accomplish these objectives, the Executive and the Company desire to enter into this Agreement.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, it is hereby covenanted and agreed by the Executive and the Company as follows:
          1.     Effective Date. The “Effective Date” shall mean the date on which the “Effective Time” (as defined in the Merger Agreement) of the Merger occurs. In the event that the Effective Time shall not occur on or before December 31, 2008, this Agreement shall be null and void ab initio and of no further force and effect.
          2.     Employment Period. The Company hereby agrees to employ the Executive with its subsidiary Wells Fargo Bank, N.A. (which for purposes of this Agreement shall be included in references to the “Company” unless the reference to the “Company” in the context it is used indicates otherwise), and the Executive hereby agrees to serve the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the first anniversary of the Effective Date (the “Employment Period”). If continued employment is mutually desired after the end of the Employment Period, the Executive shall continue as an at-will employee of the Company.
          3.     Position and Duties. (a) During the Employment Period, the Executive shall (i) serve as a Senior Executive Vice President of the Company, leading the Company’s new Wealth, Brokerage and Retirement Services group (the “Group”) with such duties and responsibilities as are commensurate with such position as are assigned to the Executive from time to time; (ii) report directly to the Chief Executive Officer of the Company (the “CEO”); and (iii) perform his duties at the location Executive performed duties for Wachovia immediately prior to the Merger or such other location as shall be mutually agreed between the Company and the Executive.
          (b)     During the Employment Period, and excluding any periods of paid time off to which the Executive is entitled, the Executive agrees to devote his full professional attention and time during normal business hours to the business and affairs of the Company and to perform the responsibilities assigned to the Executive hereunder. During the Employment

Period it shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (iii) manage personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibility as an employee of the Company in accordance with this Agreement and are consistent with the business or policies of the Company, including but not limited to the Company’s Code of Ethics and Business Conduct, or any subsidiary or affiliate thereof (the “Affiliated Entities”).
          4.     Compensation. Subject to the terms of this Agreement, during the Employment Period, the Company shall compensate the Executive for his services as follows:
          (a)     Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) of not less than $700,000. Such Annual Base Salary shall be payable in bi-weekly installments in accordance with the Company’s payroll policies. The Executive’s Annual Base Salary may not be decreased at any time during the Employment Period, except with the written consent of the Executive. The term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as in effect from time to time, including any increases.
          (b)     Annual Incentive Payment. With respect to the Company’s 2009 calendar year, the Executive shall be eligible to receive an annual incentive payment (the “Incentive Payment”) as determined in accordance with the Company’s annual incentive plan applicable to senior executives of the Company (the “Annual Incentive Plan”) with a target incentive opportunity of 350% of the Annual Base Salary, with a maximum annual incentive payment of 600% of the Annual Base Salary, in each case subject to the terms and conditions of the Annual Incentive Plan, including, without limitation, the Company’s achievement of its threshold EPS goal for the applicable calendar year and the accomplishment of pre-determined Company and Group financial performance objectives. Any such Incentive Payment shall be paid to the Executive in cash no later than March 15, 2010 (unless the Executive has elected to defer receipt of any such Incentive Payment pursuant to an arrangement that complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), provided that Executive satisfactorily performs his job duties and remains continuously employed with the Company through December 15, 2009. For calendar years after 2009 in which the Executive remains employed by the Company, the Company will review the Executive’s target and maximum payout opportunities to ensure the bonus opportunity aligns with the Group’s business objectives.
          (c)     Calendar Year 2009 Stock Option Award. In connection with the Company’s annual equity award program for calendar year 2009, the Executive will be recommended for a stock option award with a grant date value of $5,000,000 (the “2009 Stock Option Award”). The grant of the 2009 Stock Option Award shall be subject to the approval of the Human Resources Committee of the Board of Directors of the Company (the “HRC”) and contingent upon the Executive’s employment with the Company on the date of the HRC’s determination to make any such grant (the “Grant Date”). The number of shares of Company common stock subject to the 2009 Stock Option Award shall be determined by the Company based on the trading price of the Company’s common stock at the time that the recommendation in respect of the 2009 Stock Option Award is submitted to the HRC for approval. The 2009 Stock Option Award shall vest in three equal annual installments on the first, second and third anniversaries of the Grant Date, have an exercise price equal to the fair market value of the Company’s common stock on the Grant Date, have a term of up to ten years and such other terms and conditions as are consistent with the calendar year 2009 annual stock option awards granted to other executive managers of the Company generally.
          (d)     Retention Bonus. The Executive shall be eligible for a retention bonus award opportunity of $8,000,000 (the “Retention Bonus”). Twenty-five percent of the Retention Bonus (i.e., $2,000,000) will vest and be paid to the Executive on January 31, 2009, 25% of the Retention Bonus (i.e., $2,000,000) will vest and be paid to the Executive on April 30, 2009 and 50% of the Retention Bonus (i.e., $4,000,000) will vest and be paid to the Executive on December 31, 2009 (each date of vesting and payment a “Payment Date”), provided that the Executive satisfactorily performs his job duties and remains continuously employed with the Company through the applicable Payment Date.
          (e)     Employee Benefits. During the Employment Period prior to the Date of Termination, the Executive and/or the Executive’s family, as the case may be, shall be eligible to participate in the Wachovia employee benefit plans (as in effect from time to time) generally available to other peer executives of Wachovia following the Merger (“Wachovia Peer Executives”), which may include, without limitation, employee stock purchase plans, savings plans, retirement plans, welfare benefit plans (including, without limitation, medical, prescription, dental, disability, life, accidental death, and travel accident insurance, but excluding severance plans) and similar plans, practices policies and programs. The Executive’s qualifying service with Wachovia will be credited for purposes of eligibility, participation and vesting in such employee benefit plans (including paid time off) to the extent provided in Section 6.5(b) of the Merger Agreement.
          (f)     Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies, practices of the Company and the Affiliated Entities in effect from time to time for peer executives at the time when the expense is incurred.
          (g)     Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits and perquisite plans or programs generally available to Wachovia Peer Executives; provided that the Company reserves the right to modify, change or terminate such fringe benefits and perquisite plans or programs from time to time, in its sole discretion. As of the Effective Date, such fringe benefits include the Wachovia Executive Financial Planning Program, the Wachovia Executive Long-Term Disability Plan and the Wachovia Executive Life Insurance Program.
          (h)     Indemnification/D&O Insurance. During the Employment Period for acts prior to the Date of Termination, the Executive shall be entitled to indemnification with respect to the performance of his duties hereunder, and directors’ and officers’ liability insurance, on the same terms and conditions as generally available to peer executives of the Company.
          5.     Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice in accordance with Section 11(f) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean termination of the Executive’s employment upon satisfaction of the requirements to receive benefits under Wachovia’s long-term disability plan.
          (b)     Cause. The Company may terminate the Executive’s employment during the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean:
               (i)     the continued and willful failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Company which specifically identifies the manner in which the Company believes that the Executive has not substantially performed the Executive’s duties and a reasonable time for such substantial performance has elapsed since delivery of such demand;
               (ii)     the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company;
               (iii)     the Executive’s conviction of a crime involving dishonesty or breach of trust, conviction of a felony, or commission of any act that makes Employee ineligible for coverage under the Company’s fidelity bond or otherwise makes him ineligible for continued employment; or
               (iv)     the Executive’s violation of the Company’s written employment policies as set forth in the Handbook for Wells Fargo Team Members, including, but not limited to, the Wells Fargo Code of Ethics and Business Conduct.
For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company (the “Board”), upon instruction from the CEO or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.
          (c)     Voluntary Resignation by the Executive other than a Window Period Termination. The Executive’s employment may be terminated by the Executive during the Employment Period at any time upon 30 days’ prior written notice to the Company other than a Window Period Termination (a “Voluntary Resignation”).

          (d)     Window Period Termination. The Executive’s employment may be terminated either by the Company without Cause or by the Executive for any reason, during the period commencing on May 1, 2009 and ending on December 15, 2009, provided the Executive’s “separation from service” within the meaning of Section 409A of the Code occurs on or before December 15, 2009 (any such termination, a “Window Period Termination”).
          (e)     Notice of Termination. Any termination of the Executive’s employment by the Company for Cause or due to a Window Period Termination or by the Executive due to a Voluntary Resignation, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(f) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than 30 days after the giving of such notice). The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing its rights hereunder.
          (f)     Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, by either party due to a Window Period Termination or by the Executive due to a Voluntary Resignation, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be (which date shall, in the case of a Window Period Termination, be in no event later than December 15, 2009), (ii) if the Executive’s employment is terminated by the Company without Cause (other than a Window Period Termination) or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be. Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”
          6.     Obligations of the Company upon Termination. (a) Window Period Termination or Termination without Cause. If the Executive’s employment shall terminate due to a Window Period Termination or shall be terminated by the Company without Cause,
               (i)     the Company shall pay to the Executive in a lump sum in cash within 60 days after the Date of Termination the aggregate of the following amounts:
                    A.     the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid and (2) any accrued paid time off to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the “Accrued Obligations”); and

                    B.     subject to the Executive’s execution and non-revocation of a release of claims against the Company no later than 52 days following the Date of Termination, a lump sum cash severance payment equal to $14,400,000, less any portion of the Retention Bonus paid to the Executive as of the Date of Termination (the “Cash Severance Payment”) Notwithstanding the foregoing provisions of this Section 6(a), in the event that the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a “Specified Employee”), the Cash Severance Payment shall instead be paid on the first business day after the date that is six months following the Executive’s Date of Termination (the “Delayed Payment Date”);
               (ii)     to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and the Affiliated Entities through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
               (iii)     for the remainder of the Executive’s life, the Company shall continue medical, dental and life insurance benefits to the Executive and/or the Executive’s family on a substantially equivalent basis to those which would have been provided to them in accordance with the medical, dental and life insurance plans, programs, practices and policies described in Section 4(e) of this Agreement if the Executive’s employment had not been terminated. Notwithstanding the foregoing, in the event the Executive becomes reemployed with another employer and becomes eligible to receive medical, dental and/or life insurance benefits from such employer, the medical, dental and/or life insurance benefits described herein shall be secondary to such benefits during the period of the Executive’s eligibility, but only to the extent that the Company reimburses the Executive for any increased cost and provides any additional benefits necessary to give the Executive the benefits provided hereunder. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have terminated employment with the Company on the Date of Termination. The amount of any life insurance benefits provided under the Wachovia Executive Life Insurance Plan (or any successor or replacement plan thereto) shall not affect the life insurance benefits that may be provided under that plan in any other taxable year, and the right to life insurance benefits under that plan may not be liquidated or exchanged for any other benefit. Notwithstanding the foregoing, if the Company reasonably determines that providing continued coverage under one or more of its welfare benefit plans contemplated herein could adversely affect the tax treatment of other participants covered under such plans, or would otherwise have adverse legal ramifications, the Company may, in its discretion, provide other coverage at least as valuable as the continued coverage through insurance.
               (iv)     for a period equal to (A) 36 months minus (B) the number of complete months that have elapsed from the Effective Date through the Date of

Termination, the Executive shall continue participating in the Wachovia Executive Financial Planning Program, the Wachovia Executive Long-Term Disability Plan and the Wachovia Executive Physical Program, in each case, to the extent Executive participated in such plans, programs and policies immediately prior to the Date of Termination and, in each case, in accordance with the plans, programs and policies that exist on the Date of Termination.
          (b)     Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of the Other Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include, and the Executive’s estate shall be entitled after the Date of Termination to receive, death benefits as in effect at the Date of Termination generally with respect to senior executives of the Company. In addition, in the event that the Executive dies after delivery by the Company of a Notice of Termination with respect to a Window Period Termination or a Termination without Cause, but prior to the Date of Termination specified in such Notice of Termination, the Company shall pay the Cash Severance Payment to the Executive’s estate or a beneficiary designated by Executive for purposes of this Agreement, as applicable, in a lump sum in cash within 30 days of the Date of Termination of the Executive’s employment due to death.
          (c)     Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of the Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits as in effect at any time thereafter generally with respect to senior executives of the Company. In addition, in the event that the Executive’s employment terminates due to Disability after delivery by the Company of a Notice of Termination with respect to a Window Period Termination or a Termination without Cause, but prior to the Date of Termination specified in such Notice of Termination, subject to the Executive’s execution and nonrevocation of a release of claims against the Company no later than 52 days following the Date of Termination, the Company shall pay the Cash Severance Payment to the Executive in a lump sum in cash within 60 days of the Date of Termination of the Executive’s employment due to Disability; provided that, in the event the Executive is a Specified Employee on the Date of Termination, the Cash Severance Payment shall instead be paid on the Delayed Payment Date.
          (d)     Cause; Voluntary Resignation. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive due to a Voluntary Resignation, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of the Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

          7.     Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment.
          8.     Additional Payments by the Company. Notwithstanding anything to the contrary in this Agreement, the provisions of, and the Executive’s rights under, Section 8 of that Employment Agreement by and between the Executive and Wachovia, dated as of November 1, 2001, and restated as of February 7, 2005, as amended on December 20, 2005 (the “Prior Agreement”), will continue in accordance with the terms thereof solely with respect to payments and benefits that are considered “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) and are “contingent on” or “closely associated with” the Merger. For the avoidance of doubt, Section 8 of the Prior Agreement shall not apply with respect to payments or benefits that are “contingent on” or “closely associated with” any transaction other than the Merger.
          9.     Restrictive Covenants.
          (a)     Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret, non-public or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their related businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies (or predecessors thereto). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In addition to the foregoing, the Executive will refrain from taking any action or making any statements, written or oral, which are intended to or which disparage the business, goodwill or reputation of the Company or any of its affiliated companies, or their respective directors, officers, executives or other employees, or which could adversely affect the morale of employees of the Company or any of its affiliated companies.
          (b)     Nonsolicitation. While employed by the Company and for one year after the Date of Termination, the Executive shall not, directly or indirectly, on behalf of the Executive or any other person, (i) solicit for employment by other than the Company, (ii) encourage to leave the employ of the Company, or (iii) interfere with the Company’s or its affiliated companies’ relationship with, any person employed by the Company or its affiliated companies.
          (c)     Equitable Remedies. In the event of a breach by the Executive of his obligations under this Agreement, the Company, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Executive acknowledges that the Company shall suffer irreparable harm in the event of a breach or prospective breach of Sections 9(a) or (b) of this

Agreement and that monetary damages would not be adequate relief. Accordingly, the Company shall be entitled to injunctive relief in any federal or state court of competent jurisdiction located in the State of Delaware, or in any state in which the Executive resides.
          10.     Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs or legatees. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns.
          (b)     The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to satisfy all of the obligations under this Agreement in the same manner and to the same extent that the Company would be required to satisfy such obligations if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
          11.     Arbitration. Except with respect to the Company’s rights to injunctive relief for matters arising under Section 9 of this Agreement, any disputes or controversies arising under or in connection with this Agreement (including, without limitation, whether any such disputes or controversies have been brought in bad faith) shall be settled exclusively by arbitration in Charlotte, North Carolina in accordance with the commercial arbitration rules of the American Arbitration Association. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
          12.     Miscellaneous. (a) Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
          (b)     Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
          (c)     Applicable Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Delaware, without regard to the conflict of law provisions of any state.
          (d)     Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).
          (e)     Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.
          (f)     Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):
          to the Company:
Wells Fargo & Company
420 Montgomery Street
San Francisco, CA 94163
Attention: General Counsel
          or to the Executive:
At the most recent address maintained
by the Company in its personnel records
Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt. Such notices, demands, claims and other communications shall be deemed given in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; or in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.
          (g)     Section 409A. The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. If the Executive dies following the Date of Termination and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date). Any tax gross-up payments under Section 8 of the Prior Agreement (as modified by Section 8 of this Agreement) shall be paid no later than the date on which the taxes on the underlying income are due to the applicable tax authority, and in any event prior to the end of Executive’s taxable year next following Executive’s taxable year in which the applicable taxes (and any income or other related taxes or interest or penalties thereon) are remitted to the applicable taxing authority. Prior to the Effective Date but within the time period permitted by the applicable Treasury Regulations (or such later time as may be permitted under Section 409A or any IRS or Department of Treasury rules or other guidance issued thereunder), the Company may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.
          (h)     Survivorship. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto, including, without limitation, the Company’s rights and the Executive’s obligations under Section 9 of this Agreement, shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.
          (i)     Entire Agreement. From and after the Effective Date, this Agreement shall supersede any other employment, severance or change of control agreement between the parties with respect to the subject matter hereof, including, except as expressly provided herein, and the Prior Agreement.
          (j)     Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

David M. Carroll

/s/ David M. Carroll

WELLS FARGO & COMPANY

By:	/s/ Patricia R. Callahan